May 25, 2021

Neuberger Berman Next Generation Fund Inc.
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:

We have acted as counsel to Neuberger Berman Next Generation Fund Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form N-2 (File Nos. 333-252699; 811-23635) (the “Original Registration Statement”), as amended, registering the number of shares of the Company’s common stock, par value $0.0001 per share, set forth under “Amount Being Registered” on the facing page of the Original Registration Statement (the “Original Shares”), under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being issued in connection with the registration statement on Form N-2 (such registration Statement, at the time it became effective, being referred to herein as the “462(b) Registration Statement”), which is being filed pursuant to Rule 462(b) under the Securities Act to register additional shares of common stock of the Fund (the “Additional Shares” and, with the Original Shares, the “Shares”) that are part of the same offering described in the Original Registration Statement. The Additional Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Original Registration Statement (the “Underwriting Agreement”) among the Fund, Neuberger Berman Investment Advisers LLC, and the underwriters party thereto.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 25.2.l of Form N-2 under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)
the prospectus and statement of additional information (collectively, the “Prospectus”) filed as part of the Original Registration Statement, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on April 5, 2021, Pre-Effective Amendment No. 2 thereto filed with the Commission on or about April 20, 2021, Pre-Effective Amendment No. 3 thereto filed with the Commission on or about April 14, 2021, and Pre-Effective Amendment No. 4 thereto filed with the  Commission on or about May 24, 2021;

(ii)	the Company’s charter and bylaws in effect as of the date of this opinion letter; and

(iii)
the resolutions adopted by the board of directors of the Company relating to the Original Registration Statement, Pre-Effective Amendment No. 1 thereto, Pre-Effective Amendment No.2 thereto, Pre-Effective Amendment No. 3 thereto, and Pre-Effective Amendment No. 4 thereto, the 462(b) Registration Statement and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Company.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, and that the representations of officers of the Company are correct as to matters of fact.  We have further assumed that the number of Shares and 462(b) Shares will not be less than 3,000,000 nor more than 900,000,000.  We have not independently verified any of these assumptions. We assume that, upon sale of the 462(b) Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the 462(b) Shares. We assume that, upon sale of the 462(b) Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the 462(b) Shares.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Maryland General Corporation Law and the provisions of the Investment Company Act that are applicable to equity securities issued by registered closed-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that, when the 462(b) Shares are issued and paid for by the purchasers upon the terms described in the 462(b) Registration Statement and the Prospectus, the Shares to be issued pursuant to the 462(b) Registration Statement will be legally issued, fully paid, and nonassessable by the Fund. The Registration Statement has been declared effective as of the date of this opinion.
This opinion is rendered solely in connection with the filing of the 462(b) Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the 462(b) Registration Statement and to the reference to this firm’s name under the headings “Legal Opinions” and “Counsel” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ K&L Gates LLP